EXHIBIT 99.1

Leidos Holdings, Inc. Reports First Quarter Fiscal Year 2016 Results

•	Revenues: $1.31 billion

•	Operating Income: $89 million

•	Diluted Earnings per Share from Continuing Operations: $0.66

•	Non-GAAP Diluted Earnings per Share from Continuing Operations: $0.72

•	Net Bookings: $1.2 billion (book-to-bill ratio of 0.95)
RESTON, Va., April 27, 2016 - Leidos Holdings, Inc. (NYSE: LDOS), a national security, health and infrastructure solutions company, today reported financial results for the first quarter of fiscal year 2016.
Roger Krone, Leidos Chairman and Chief Executive Officer commented: "The Company had a good start to our fiscal year with first quarter financial and operating performance in line with our expectations. Our announced sale and subsequent closing of our heavy construction business largely draws to a close the significant actions expected from our portfolio optimization program. Looking ahead, we continue to focus on growth and program performance while furthering our IS&GS integration planning efforts.”
First Quarter Summary Results
Revenues for the quarter were $1.31 billion as compared to $1.25 billion in the prior year, reflecting a revenue growth of 5 percent.
Operating income from continuing operations for the quarter was $89 million compared to $38 million in the prior year. The prior year quarter included a non-cash asset impairment charge of $40 million and operating losses related to our former Plainfield Renewable Energy facility ("Plainfield facility").
Diluted earnings per share ("EPS") from continuing operations for the quarter was $0.66 compared to $0.31 in the prior year. The diluted share count for the quarter was 74 million, down from 75 million in the prior year.
Non-GAAP diluted EPS from continuing operations for the quarter was $0.72 compared to $0.67 in the prior year.
National Security Solutions
National Security Solutions revenues for the quarter increased $36 million, or 4 percent, compared to the prior year. The revenue growth was primarily attributable to revenues associated with our new United Kingdom Ministry of Defense logistics program.
National Security Solutions operating income margin for the quarter was 8.0 percent, up from 7.2 percent in the prior year due to improved program performance.
Health and Infrastructure Sector
Health and Infrastructure Sector revenues for the quarter increased $29 million, or 8 percent, compared to the prior year. The revenue growth is primarily due to our new Federal Electronic Health Record system modernization program and higher revenues from the sale of our security products. These increases were partially offset by lower revenues in our commercial health business.
Health and Infrastructure Sector operating income for the quarter was $36 million compared to an operating loss of $7 million in the prior year. The prior year quarter included a non-cash asset impairment charge of $40 million and operating losses related to our former Plainfield facility.
Cash Flow Summary
Cash flows used in operating activities of continuing operations for the quarter was $18 million compared to $42 million in the prior year. The lower operating cash outflows were due to lower tax payments, partially offset by lower collections from customers and timing of bond interest payments.

Cash flows used in investing activities of continuing operations for the quarter was $1 million compared to $2 million in the prior year.
Cash flows used in financing activities of continuing operations for the quarter was $27 million compared to $57 million in the prior year. The lower financing cash outflows were primarily due to a $28 million reduction in the repurchases of term notes.
As of April 1, 2016, the Company had $609 million in cash and cash equivalents and $1.1 billion in long-term debt.
New Business Awards
Net business bookings totaled $1.2 billion in the quarter, representing a book-to-bill ratio of 0.95.
Notable recent awards received include:

•
U.S. Air Force: Leidos was awarded a prime contract by the Air Force Installation Contracting Agency to provide environmental services for the Air Force Civil Engineer Center. The multiple-award, indefinite-delivery/indefinite-quantity ("IDIQ") contract has a 60-month period of performance and a combined, maximum ceiling of $500 million. Leidos is one of at least 18 contractors eligible to compete for work under this contract.

•
U.S. Army: Leidos was awarded a prime contract by the U.S. Army to provide logistics and services support to the Joint Program Executive Office for Chemical and Biological Defense. The multiple-award IDIQ contract has a total value of $900 million for all awardees. Leidos is one of 17 contractors eligible to compete for task orders under the contract.

•
U.S. Navy: Leidos was awarded a prime contract by the U.S. Navy to provide process improvement, re-engineering, management and data support services on behalf of the Naval Supply Systems Command Business Systems Center. The multiple-award IDIQ, cost-plus-fixed-fee, firm-fixed-price contract has a total ceiling value of $809 million for all awardees, if all options are exercised. Each contract includes a 12-month base period and four 12-month option periods. Leidos is one of eight contractors eligible to compete for task orders under the contract.

•
Intelligence Community: The Company was awarded contracts valued at $722 million, if all options are exercised, by U.S. national security and intelligence clients. Though the specific nature of these contracts is classified, they all encompass mission-critical services that help to counter global threats and strengthen national security.

The Company’s backlog of signed business orders at the end of the quarter was $9.6 billion, of which $2.7 billion was funded.
Forward Guidance
The Company affirms previously issued fiscal year 2016 guidance, which is based on a 12 month period from January 2, 2016 to December 30, 2016 as follows:

•	Revenues of $5.1 billion to $5.3 billion;

•	Non-GAAP diluted earnings per share from continuing operations of $2.75 to $2.95; and

•	Cash flows provided by operating activities from continuing operations at or above $275 million.
Fiscal year 2016 guidance excludes the impact of the potential transaction with Lockheed Martin, including the impact of any acquisition related costs incurred prior to closing, and any other future acquisitions, divestitures, or other non-ordinary course items.
Non-GAAP diluted earnings per share excludes amortization of acquired intangible assets, impairment charges, restructuring expenses, acquisition and integration related costs, gains and losses on disposal of assets and businesses and adjustments to the income tax provision to reflect non-GAAP exclusions. See Leidos' non-GAAP financial measures and the related reconciliation included elsewhere in this release.

Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on April 27, 2016. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (U.S. dial-in) or +1 (201) 689-8261 (international dial-in).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international) and entering conference ID 13634293.
About Leidos
Leidos is a science and technology solutions leader working to address some of the world's toughest challenges in national security, health and infrastructure. The Company's 18,000 employees support vital missions for government and commercial customers, develop innovative solutions to drive better outcomes and defend our digital and physical infrastructure from 'new world' threats. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $5.09 billion for the 12 months ended January 1, 2016.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases, acquisitions and dispositions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes to our reputation and relationships with government agencies, developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; changes in interest rates and other market factors out of our control; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our Company; our ability to effectively compete for and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; factors relating to the satisfaction of the conditions to the proposed transaction with Lockheed Martin, including regulatory approvals and the required approvals of our stockholders; our and Lockheed Martin's ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction with Lockheed Martin; the possibility that we may be unable to achieve expected synergies and operating efficiencies in connection with the transaction with Lockheed Martin within the expected time-frames or at all; the integration of the Information Systems & Global Solutions business being acquired from Lockheed Martin being more difficult, time-consuming or costly than expected; the effect of any changes resulting from the proposed transaction in customer, supplier and other business relationships; general market perception of the proposed transaction with Lockheed Martin; exposure to lawsuits and contingencies associated with Lockheed Martin's Information Systems & Global Solutions business; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the prospectus included in the registration statement on Form S-4 filed by the Company on April 18, 2016, our preliminary proxy statement for the Company’s annual meeting of stockholders filed on April 26, 2016 and the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest Transition Report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of April 27, 2016. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Kelly P. Hernandez	Melissa Koskovich
571.526.6404	571.526.6850
kelly.p.hernandez@leidos.com	koskovichm@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	April 1, 2016	April 3, 2015
Revenues	$1,312	$1,246
Costs and expenses:
Cost of revenues	1,154	1,093
Selling, general and administrative expenses	60	75
Acquisition and integration costs	9	—
Asset impairment charges	—	40
Operating income	89	38
Non-operating expense:
Interest expense, net	(11)	(14)
Other expense, net	—	(1)
Income from continuing operations before income taxes	78	23
Income tax expense	(29)	—
Income from continuing operations	49	23
Discontinued operations:
Income tax benefit	—	18
Income from discontinued operations	—	18
Net income	$49	$41
Earnings per share:
Basic:
Income from continuing operations	$0.68	$0.32
Income from discontinued operations	—	0.24
	$0.68	$0.56
Diluted:
Income from continuing operations	$0.66	$0.31
Income from discontinued operations	—	0.24
	$0.66	$0.55
Weighted average number of common shares outstanding:
Basic	72	73
Diluted	74	75

Cash dividends declared per share	$0.32	$0.32

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	April 1, 2016	January 1, 2016
ASSETS
Current assets:
Cash and cash equivalents	$609	$656
Receivables, net	874	921
Inventory, prepaid expenses and other current assets	225	216
Assets held for sale	95	—
Total current assets	1,803	1,793
Property, plant and equipment, net	136	142
Goodwill and intangible assets, net	1,231	1,232
Deferred income taxes	7	8
Other assets	214	195
	$3,391	$3,370
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$707	$769
Accrued payroll and employee benefits	216	268
Notes payable and long-term debt, current portion	2	2
Liabilities held for sale	80	—
Liabilities of discontinued operations	—	1
Total current liabilities	1,005	1,040
Notes payable and long-term debt, net of current portion	1,089	1,079
Other long-term liabilities	195	183
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value, 10 million shares authorized and no shares issued and outstanding at April 1, 2016, and January 1, 2016	—	—
Common stock, $.0001 par value, 500 million shares authorized, 72 million shares issued and outstanding at April 1, 2016, and January 1, 2016	—	—
Additional paid-in capital	1,359	1,353
Accumulated deficit	(251)	(277)
Accumulated other comprehensive loss	(6)	(8)
Total stockholders’ equity	1,102	1,068
	$3,391	$3,370

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	April 1, 2016	April 3, 2015
Cash flows from operations:
Net income	$49	$41
Income from discontinued operations	—	(18)
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	8	12
Stock-based compensation	8	6
Asset impairment charges	—	40
Other	(2)	(1)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(48)	17
Inventory, prepaid expenses and other current assets	(11)	(29)
Accounts payable and accrued liabilities	18	30
Accrued payroll and employee benefits	(51)	(59)
Deferred income taxes and income taxes receivable/payable	13	(75)
Other long-term assets/liabilities	(2)	(6)
Total cash flows used in operating activities of continuing operations	(18)	(42)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(4)	(3)
Net proceeds from sale of assets	3	—
Other	—	1
Total cash flows used in investing activities of continuing operations	(1)	(2)
Cash flows from financing activities:
Payments of notes payable and long-term debt	(1)	(29)
Sales of stock and exercises of stock options	2	1
Repurchases of stock and stock received for tax withholdings	(9)	(6)
Dividend payments	(23)	(24)
Other	4	1
Total cash flows used in financing activities of continuing operations	(27)	(57)
Decrease in cash and cash equivalents from continuing operations	(46)	(101)
Cash flows from discontinued operations:
Cash provided by operating activities of discontinued operations	—	13
Cash (used in) provided by investing activities of discontinued operations	(1)	6
(Decrease) increase in cash and cash equivalents from discontinued operations	(1)	19
Total decrease in cash and cash equivalents	(47)	(82)
Cash and cash equivalents at beginning of period	656	459
Cash and cash equivalents at end of period	$609	$377

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

During the first quarter, the Company renamed the reportable segment of Health and Engineering as Health and Infrastructure Sector to better focus our engineering efforts in the utility and broader infrastructure markets.
The segment information for the periods presented was as follows:

	Three Months Ended		Variance
	April 1, 2016	April 3, 2015	Dollar change	Percent change
Revenues:
National Security Solutions	$898	$862	$36	4.2%
Health and Infrastructure Sector	414	385	29	7.5%
Corporate and Other	—	(1)	1	NM
Total	$1,312	$1,246	$66	5.3%

Operating income (loss):
National Security Solutions	$72	$62	$10	16.1%
Health and Infrastructure Sector	36	(7)	43	NM
Corporate and Other	(19)	(17)	(2)	11.8%
Total	$89	$38	$51	134.2%

Operating income margin:
National Security Solutions	8.0%	7.2%
Health and Infrastructure Sector	8.7%	(1.8)%
Total	6.8%	3.0%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. Backlog estimates are subject to change and may be affected by factors including modifications of contracts and foreign currency movements.
Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. Government agencies and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from (1) contracts for which funding has not been appropriated and (2) unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity, General Services Administration Schedule or other master agreement contract vehicles.
The estimated value of backlog as of the dates presented was as follows:

	April 1, 2016	January 1, 2016
National Security Solutions:
Funded backlog	$1,759	$1,472
Negotiated unfunded backlog	6,102	6,554
Total National Security Solutions backlog	$7,861	$8,026
Health and Infrastructure Sector:
Funded backlog	$989	$1,049
Negotiated unfunded backlog	757	820
Total Health and Infrastructure Sector backlog	$1,746	$1,869
Total:
Funded backlog	$2,748	$2,521
Negotiated unfunded backlog	6,859	7,374
Total backlog	$9,607	$9,895

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
The Company uses and refers to non-GAAP operating income, adjusted EBITDA, non-GAAP income from continuing operations, and non-GAAP EPS from continuing operations, which are not measures of financial performance under generally accepted accounting principles in the U.S. ("GAAP") and, accordingly, should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the Company's results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The Company’s computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Non-GAAP operating income is computed by excluding the following items from income (loss) from continuing operations: (i) other income (expense), net; (ii) interest expense; (iii) interest income; (iv) income tax (expense) benefit adjusted to reflect non-GAAP adjustments; and (v) the following discrete items:

•	Acquisition and integration costs - Represents costs related to the Lockheed Martin transaction and integration of the acquired business.

•	Amortization of acquired intangible assets - Represents the amortization expense associated with intangible assets.

•	Gains and losses on disposal of assets and businesses - Represents the gains or losses on certain sales of real estate and businesses.

•	Asset impairment charges - Represents impairments of long-lived intangible and tangible assets.

•
Restructuring expenses - Represents costs associated with lease termination and facility consolidation, including costs related to the Company’ September 2013 spin-off of its former technical services and enterprise IT business.

Adjusted EBITDA is computed by excluding the following items from income (loss) from continuing operations: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) income tax (expense) benefit, adjusted to reflect the non-GAAP adjustments.
Non-GAAP income from continuing operations is computed by excluding the discrete items as identified above from income (loss) from continuing operations and adjusting income tax (expense) benefit for the effect of such exclusions.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts)
The following table presents the reconciliation of the non-GAAP measures identified above to the most directly comparable GAAP measures, income from continuing operations and diluted EPS from continuing operations:

	Three Months Ended
	April 1, 2016	April 3, 2015 (2)
Non-GAAP operating income from continuing operations	99	82
Depreciation expense	7	10
Other expense, net	(2)	(1)
Adjusted EBITDA	$104	$91
Depreciation expense	(7)	(10)
Interest expense, net	(11)	(14)
Income tax expense adjusted to reflect non-GAAP adjustments	(33)	(17)
Non-GAAP income from continuing operations	$53	$50
Acquisition and integration costs	(9)	—
Amortization of acquired intangible assets	(1)	(2)
Gain on a real estate sale	2	—
Asset impairment charges	—	(40)
Restructuring expenses	—	(2)
Adjustment to the income tax provision to reflect non-GAAP adjustments (1)	4	17
GAAP income from continuing operations	$49	$23

Non-GAAP diluted EPS from continuing operations	$0.72	$0.67
Total adjustments from non-GAAP income from continuing operations	(0.06)	(0.36)
GAAP diluted EPS from continuing operations	$0.66	$0.31
Diluted shares (for computing non-GAAP EPS)	74	75
(1) Calculation uses an estimated statutory rate on non-GAAP tax deductible adjustments.
(2) Prior period has been recast to reflect amortization of acquired intangible assets as a non-GAAP adjustment.